EXHIBIT (j)(8)


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 94 to the Registration Statement on Form N-1A (1933 Act File No. 02-90946) of Eaton Vance Mutual Funds Trust of our reports each dated December 16, 2003, for Eaton Vance Tax-Managed Mid-Cap Core Fund (the "Fund") and the Tax-Managed Mid-Cap Core Portfolio for the year ended October 31, 2003 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to us under the headings "Financial Highlights" in the prospectus and "Other Service Providers" in the statement of additional information, which are part of the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

February 25, 2004
Boston, Massachusetts